UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 23, 2012

Federal Home Loan Bank of Topeka

(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-52004	48-0561319
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Security Benefit Pl. Suite 100, Topeka, Kansas	66606
(Address of principal executive offices)	(Zip Code)

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2012, the Board of Directors of the Federal Home Loan Bank of Topeka (“FHLBank”) amended the provisions of its tax-qualified multiple-employer defined-benefit plan, the Pentegra Defined Benefit Plan for Financial Institutions (the “DB Plan”), effective March 1, 2012. The DB Plan covers all full time employees of FHLBank who were employed by FHLBank prior to January 1, 2009, who have met certain eligibility criteria. As of the filing of this report, FHLBank’s principal executive officer, principal financial officer and all other named executive officers (collectively, the “Named Executive Officers”) participate in the DB Plan.

The DB Plan provides a normal retirement benefit at or after age 65, where a Named Executive Officer has met the vesting requirement of completing five years of employment, equal to 2.0 percent of his or her highest three-year average salary multiplied by his or her years of benefit service. Certain Named Executive Officers are eligible to receive benefits in excess of 2.0 percent because of a change to the DB Plan in 2003.

Prior to the amendment on February 23, 2012, the term “salary” in the DB Plan was defined as the basic salary rate as in effect for each month of such year, plus overtime payments and bonuses earned in, each month of such year. The amendment revises the definition of “salary” to exclude from that definition any payments made under a long-term, deferred incentive compensation plan and/or a longterm/deferral component of an incentive compensation plan.

Total awards payable under the DB Plan are not determinable at this time.

The foregoing description of the DB Plan, and amendments thereto, is qualified in its entirety by reference to the amended DB Plan, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1 Pentegra Defined Benefit Plan for Financial Institutions

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Topeka

February 28, 2012	By:	/s/ Patrick C. Doran
Name: Patrick C. Doran
Title: SVP, General Counsel